Exhibit 4.18

State of Delaware Secretary of State Division of Corporations Delivered 04:16 PM 07/27/2009 FILED 03:13 PM 07/27/2009 SRV 090729834 - 4713852 FILE

CERTIFICATE OF FORMATION

OF

Mescalero Pipeline, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST:	The name of the limited liability company (hereinafter called the “limited liability company”) is: Mescalero Pipeline, LLC

SECOND:	The address of the registered office of the limited liability company in the State of Delaware is located at: 1209 Orange Street, Wilmington, Delaware 19801. Located in the County of New Castle. The name of the registered agent at that address is The Corporation Trust Company

THIRD:	The duration of the limited liability company shall be perpetual.

FOURTH:	The name and address of the member is:

Banderlier Pipeline Holding, LLC, 1000 Louisiana Street Suite 1500, Houston, Texas 77002

Executed on July 27, 2009

Business Filings Incorporated, Authorized Person Mark Williams, A.V.P.